Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:
April 26, 2022

Farmers and Merchants Bancshares, Inc.	Contact:	Mr. James R. Bosley, Jr.
4510 Lower Beckleysville Rd, Suite H		President
Hampstead, Maryland 21074		(410) 374-1510, ext.104

FARMERS AND MERCHANTS BANCSHARES, INC. REPORTS  EARNINGS OF $2,050,802 OR $0.68 PER SHARE FOR THE THREE MONTHS ENDED

MARCH 31, 2022

HAMPSTEAD, MARYLAND (April 26, 2022) – Farmers and Merchants Bancshares, Inc. (the “Company”), the parent of Farmers and Merchants Bank (the “Bank”), announced that net income for the three months ended March 31, 2022 was $2,050,802, or $0.68 per common share (basic and diluted), compared to $2,029,575, or $0.67 per common share, for the same period in 2021. The Company’s return on average equity during the three months ended March 31, 2022 was 14.55% compared to 15.37% for the same period in 2021.  The Company’s return on average assets during the three months ended March 31, 2022 was 1.15% compared to 1.19% for the same period in 2021.  Income from Paycheck Protection Program (“PPP”) loans added approximately $105,000 to net income for the three months ended March 31, 2022 compared to $369,000 for the same period in 2021. As of March 31, 2022, $91,000 of deferred PPP fees, net of income taxes, have not been recognized.

Net interest income for the three months ended March 31, 2022 was $390,634 higher than for the same period in 2021 due to a $19.3 million increase in average interest earning assets to $674.7 million for the three months ended March 31, 2022 as compared to $655.4 million for the same period in 2021, and an increase in the taxable equivalent net yield on interest earning assets to 3.56% for the three months ended March 31, 2022 from 3.43% for the three months ended March 31, 2021. The taxable equivalent yield on total average interest-earning assets decreased 5 basis points to 3.87% for the three months ended March 31, 2022 from 3.92% for the same period in 2021. This decrease was offset by a 23 basis point decrease in the cost of deposits and borrowings to 0.40% for the three months ended March 31, 2022 from 0.63% for the same period in 2021. There was no provision for loan losses for the three months ended March 31, 2022, compared to $120,000 for the same period in 2021.

Noninterest income decreased by $61,138 for the three months ended March 31, 2022 when compared to the same period in 2021 primarily as a result of a $133,579 decrease in mortgage banking revenue reflecting a decline in refinancings due to rising interest rates, offset by a $93,600 increase in the gain on sale of SBA loans. Noninterest expense was $404,474 higher in the three months ended March 31, 2022 when compared to the same period in 2021 due primarily to $152,961 increase in salaries and benefits and a $255,366 increase in other expenses.  The increase in salaries and benefits was due to normal annual salary increases as well as the hiring of several new employees. The increase in other expenses was due primarily to third party fees related to the hiring of new employees.   Income taxes increased by $23,880 during the three months ended March 31, 2022 when compared to the same period in 2021 due to higher income before taxes. The effective tax rate increased to 22.9% during the three months ended March 31, 2022 compared to 22.4% during the same period last year.

Total assets increased slightly to $718 million at March 31, 2022 from $717 million at December 31, 2021.  Loans increased to $484 million at March 31, 2022 from $482 million at December 31, 2021 despite a $5 million decrease in PPP loans. Investments in debt securities decreased to $167 million at March 31, 2022 from $171 million at December 31, 2021. Deposits increased to $634 million at March 31, 2022 from $626 million at December 31, 2021.  The book value of the Company’s common stock decreased to $17.19 per share at March 31, 2022, compared to $18.64 per share at December 31, 2021, despite the Company’s strong earnings due to the decline in the market value of the Company’s available for sale (“AFS”) investment portfolio as a result of the significant rise in interest rates over the last three months. Changes in the market value of the AFS investment portfolio, net of income taxes, are reflected in the Company’s equity, but are not included in the income statement.  Because the Company has the intent and ability to hold the investments to maturity, no actual losses are anticipated and the declines in market value are considered temporary.  There is no impact on regulatory capital since the Bank elected many years ago to not include in the calculation of regulatory capital changes in the market value of the AFS investment portfolio regardless of whether they are positive or negative.

During the COVID-19 pandemic, the Company provided relief to borrowers, as needed, including temporary deferral of payments. At the start of the pandemic in 2020, the Company modified loans totaling $109.2 million, or 30% of its loan portfolio. At March 31, 2022, modified loans totaled $4.3 million, or 1% of the loan portfolio.  In addition, the Company has originated $60 million of PPP loans to customers. $56 million of PPP loans have been forgiven as of March 31, 2022. The Company expects that the majority of the remaining $4 million will be forgiven in 2022.

James R. Bosley, Jr., President and CEO, commented “Fiscal 2022 is off to a great start with the best first quarter earnings in the Company’s history and a strong return on equity. In addition, the loan portfolio had net growth for the first time since 2020 and continues to perform very well.”

About the Company

The Company is a financial holding company and the parent of the Bank.  The Bank was chartered in Maryland in 1919 and has over 100 years of service to the community. The Bank serves the deposit and financing needs of both consumers and businesses in Carroll and Baltimore Counties along the Route 30, Route 795, Route 140, and Route 26 corridors. The main office is located in Upperco, Maryland, with seven additional branches in Owings Mills, Hampstead, Greenmount, Reisterstown, Westminster, and Eldersburg. Certain broker-dealers make a market in the common stock of Farmers and Merchants Bancshares, Inc., and trades are reported through the OTC Markets Group’s Pink Market under the symbol “FMFG”.

Forward-Looking Statements

The statements contained herein that are not historical facts are forward-looking statements (as defined by the Private Securities Litigation Reform Act of 1995) based on management's current expectations and beliefs concerning future developments and their potential effects on the Company. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company. There can be no assurance that future developments affecting the Company will be the same as those anticipated by management. These statements are evidenced by terms such as “anticipate,” “estimate,” “should,” “will,” “expect,” “believe,” “intend,” and similar expressions. Although these statements reflect management’s good faith beliefs and projections, they are not guarantees of future performance and they may not prove true. These projections involve risk and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. For a discussion of these risks and uncertainties, see the section of the periodic reports filed by Farmers and Merchants Bancshares, Inc. with the Securities and Exchange Commission entitled “Risk Factors”.

Farmers and Merchants Bancshares, Inc. and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

	March 31,	December 31,
	2022	2021

Assets

Cash and due from banks	$26,506,362	$25,258,932
Federal funds sold and other interest-bearing deposits	632,831	1,203,174
Cash and cash equivalents	27,139,193	26,462,106
Certificates of deposit in other banks	350,000	350,000
Securities available for sale, at fair value	145,716,434	149,237,916
Securities held to maturity, at cost	21,343,559	21,851,975
Equity security, at fair value	518,092	543,605
Restricted stock, at cost	695,000	675,400
Mortgage loans held for sale	285,000	126,500
Loans, less allowance for loan losses of $3,654,318 and $3,650,268	483,908,857	482,011,334
Premises and equipment, net	6,268,709	6,259,421
Accrued interest receivable	1,562,014	1,609,063
Deferred income taxes, net	4,632,138	2,177,450
Other real estate owned, net	1,242,365	1,242,365
Bank owned life insurance	11,609,153	11,556,163
Goodwill and other intangibles, net	7,048,998	7,051,080
Other assets	5,604,129	5,522,877
	$717,923,641	$716,677,255

Liabilities and Stockholders' Equity

Deposits
Noninterest-bearing	$132,629,508	$124,175,615
Interest-bearing	501,151,145	502,239,055
Total deposits	633,780,653	626,414,670
Securities sold under repurchase agreements	4,083,707	5,414,026
Federal Home Loan Bank of Atlanta advances	5,000,000	5,000,000
Long-term debt, net of issuance costs	16,553,090	16,978,905
Accrued interest payable	276,573	295,910
Other liabilities	6,023,131	5,952,286
	665,717,154	660,055,797
Stockholders' equity
Common stock, par value $.01 per share, authorized 5,000,000 shares; issued and outstanding 3,037,137 shares in 2021 and 2020	30,372	30,372
Additional paid-in capital	28,857,422	28,857,422
Retained earnings	31,179,402	29,128,600
Accumulated other comprehensive loss	(7,860,709)	(1,394,936)
	52,206,487	56,621,458
	$717,923,641	$716,677,255

Farmers and Merchants Bancshares, Inc. and Subsidiaries

Consolidated Statements of Income

(Unaudited)

	Three Months Ended March 31,
	2022	2021

Interest income
Loans, including fees	$5,683,362	$5,984,657
Investment securities - taxable	644,461	211,224
Investment securities - tax exempt	149,487	160,574
Federal funds sold and other interest earning assets	12,415	14,137
Total interest income	6,489,725	6,370,592

Interest expense
Deposits	338,560	595,520
Securities sold under repurchase agreements	3,251	13,511
Federal Home Loan Bank advances and other borrowings	183,825	188,106
Total interest expense	525,636	797,137
Net interest income	5,964,089	5,573,455

Provision for loan losses	-	120,000

Net interest income after provision for loan losses	5,964,089	5,453,455

Noninterest income
Service charges on deposit accounts	181,466	159,191
Mortgage banking income	122,688	256,267
Bank owned life insurance income	52,990	70,119
Fair value adjustment of equity security	(26,817)	(8,669)
Gain on premium call of debt security	-	8,569
Gain on sale of SBA loans	93,600	-
Other fees and commissions	71,880	71,468
Total noninterest income	495,807	556,945

Noninterest expense
Salaries	1,740,395	1,626,338
Employee benefits	511,792	472,888
Occupancy	228,427	250,212
Furniture and equipment	214,615	196,683
Other	1,104,369	849,003
Total noninterest expense	3,799,598	3,395,124

Income before income taxes	2,660,298	2,615,276
Income taxes	609,496	585,701
Net income	$2,050,802	$2,029,575

Earnings per share - basic and diluted	$0.68	$0.67